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                                                                    EXHIBIT 10.2

                              WOLVERINE TUBE, INC.

                            LONG-TERM INCENTIVE PLAN


PURPOSE

The purpose of the Wolverine Tube, Inc. Long-term Incentive Plan (the Plan) is to motivate selected Key Executives of the Company to maximize efforts toward the continued growth, profitability, and success of the Company by providing incentives to such Executives through the ownership and performance of the Common Stock of Wolverine Tube, Inc. (the Company). Toward this objective, the Compensation Committee ("Committee") may grant Restricted Stock to Executives of the Company on the terms and subject to the conditions set forth in the Plan.


ELIGIBILITY

Within the first 90 days of a Performance Cycle (or, if longer, within the maximum period allowed under Section 162(m) of the Internal Revenue Code of 1986, as amended), the CEO will recommend to the Committee, and from such recommendations, the Committee will select those Key Executives who will be Participants for such Performance Cycle. However, designation of a Key Executive as a Participant for a Performance Cycle shall not in any manner entitle the Participant to receive payment of an Award for the cycle. The determination as to whether such Participant becomes entitled to payment of an Award for such Performance Cycle shall be decided solely in accordance with the provisions of the Plan. In addition, designation of a Key Executive as a Participant for a particular Performance Cycle shall not require designation of such Key Executive as a Participant in any subsequent Performance Cycle.

DESCRIPTION OF AWARDS

Awards granted under the Plan provide participants with the opportunity to earn shares of Common Stock, subject to the terms and conditions of the Plan. Each Award granted under the Plan for a Performance Cycle shall consist of a Target Award expressed as a fixed number of Restricted Shares of Common Stock. In the event the Performance Goals for the Performance Cycle are achieved, either totally or partially, will determine what percentage, if any, of the Participant's Target Award for the Performance Cycle will be become unrestricted.

All of the Awards issued under the Plan are intended to qualify as "Performance-Based Compensation" under Section 162(m) of the Code.



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PERFORMANCE TARGET, PERFORMANCE CYCLE AND PERFORMANCE MEASUREMENT

PERFORMANCE TARGET - the performance target is composed of one element: ratio of Earnings Before Interest and Taxes (EBIT) to Total Capital, which is Return on Total Capital, (ROTC). EBIT is determined in accordance with the Company's accounting policies and Total Capital is being defined as all Current and Long-Term Debt, preferred stock and average Shareholders' Equity. The Performance Target will be set at the beginning of each Performance Cycle.

PERFORMANCE CYCLE - the Performance Cycle will be three years.

PERFORMANCE MEASUREMENT - the ROTC will be measured annually and, for purposes of the Plan, averaged over the full three-year Performance Cycle to produce a single number which is the simple average ROTC for the entire Performance Cycle. Each Performance Cycle will be three years, and new Performance Cycles will begin at the start of every fiscal year. As such, the overall program has an overlapping or "rolling plan" structure with a new plan rolling out every year. Exhibit A contains the applicable Performance Target and the applicable Performance Cycle.

PROCEDURE FOR DETERMINING AWARDS

Within the first 90 days of the Performance Cycle (or if longer, within the maximum period allowed under Section 162(m) of the Code), the Committee shall establish in writing for such Performance Cycle: the names of Participants, the number of shares of Restricted Stock to be awarded for each Participant, and the Performance Target.

PAYMENT OF AWARDS

Except as provided below, a Participant must be employed by the Company at all times during the Performance Cycle to be eligible for an award for such Performance Cycle.

A Participant will be eligible to receive an Award for a Performance Cycle only if the Performance Goal for such performance cycle is achieved partially or totally as detailed on Exhibit A. Exhibit B contains several examples of the Plan for a Performance Cycle.

TERMINATION OF EMPLOYMENT DURING PERFORMANCE CYCLE

Except as provided below, a Participant must be employed by the Company on December 31 in the final year of the cycle in order to receive an award, otherwise the Restricted Shares will not vest.



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In the event a Participant terminates employment due to death, Disability,
Retirement of employment or for an approved reason prior to the Award Payment Date for a Performance Cycle, the Participant shall receive a pro rata Award. The amount of the pro rata award shall be determined by multiplying the amount the Participant would have otherwise been paid if he or she had been a Participant through the Award Payment Date for the Performance Cycle by a fraction, the numerator of which is the number of full months he or she was a Participant during such Performance Cycle over the total number of full months in the Performance Cycle.

In the event of Disability, Retirement or termination for an approved reason, the pro rata Award shall be paid directly to the Participant and, in the event of death, to the Participant's estate.

TRANSITION FROM PRIOR LTIP

For any participant with an award year commencing in 1998, such grants under the LTIP will be canceled, with the consent of the participant. These participants will be covered under the Plan, which contains a three-year cycle. The LTIP contained a four-year cycle and now the performance cycles will have identical ending periods. Failure of participant to consent shall result in disqualification from the 1999 Plan.

ADMINISTRATION OF THE PLAN

The Plan will be administered by the Compensation Committee of the Board of Directors. All decisions regarding all matters at the Plan will be made by the Committee and all decisions will be binding on all Participants.






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